EXHIBIT 99.1

PRESS RELEASE

FDA Removes Partial Clinical Hold on TakeAim Leukemia Study
RP2D Established at 300 mg BID

LEXINGTON, Mass., July 6, 2023 /PRNewswire/ -- Curis, Inc., (Nasdaq: CRIS), a biotechnology company focused on the development of emavusertib, an orally available small molecule triple target inhibitor (IRAK4, FLT3 and CLK) for the treatment of hematologic malignancies, today announced that the U.S. Food and Drug Administration (FDA) has removed the partial clinical hold on the TakeAim Leukemia Phase 1/2 study of emavusertib. Further, the recommended phase 2 dose (RP2D) for emavusertib as a monotherapy has been established at 300 mg BID in patients with Acute Myelogenous Leukemia (AML) or Myelodysplastic Syndromes (MDS).

"We are pleased to announce that FDA has removed the partial clinical hold on the TakeAim Leukemia study and that we are proceeding with 300 mg BID as our RP2D. We are working with our clinical sites to enroll targeted patients with AML (patients with a FLT3 or spliceosome mutation who have received ≤ 2 prior lines of treatment). We also plan to initiate a front-line combination study of emavusertib with azacitidine and venetoclax. We believe emavusertib has the potential to be the cornerstone agent in the treatment of hematological malignancies.” said James Dentzer, President and Chief Executive Officer of Curis. “In 2024, we expect to have updated data from the TakeAim Leukemia monotherapy study, clarification of a monotherapy registrational study design, and initial data from an azacitidine and venetoclax combination study."

On April 4, 2022, the Company announced that the FDA placed a partial clinical hold on the TakeAim Leukemia study. On August 30, 2022, the Company announced that the FDA notified Curis that it may resume enrollment of additional patients in the monotherapy dose finding phase of the TakeAim Leukemia study, so that the Company could enroll at least nine additional patients at the 200 mg BID dose level. On July 6, 2023, the Company announced the FDA had removed the partial clinical hold on the TakeAim Leukemia study and that the RP2D has been established at 300 mg BID.

In the TakeAim Leukemia study, as of the March 17, 2023 data cutoff for patients dosed prior to February 9, 2023, 84 patients received emavusertib monotherapy, ranging from doses of 200 mg to 500 mg BID. Significant blast count reductions have been observed across all patient groups, regardless of dose level, mutation status, or number of prior lines of treatment. Emerging from these data are two genetically-defined subpopulations of relapsed/refractory (R/R) patients who have demonstrated compelling responses in monotherapy: AML patients with FLT3 mutation and AML patients with spliceosome mutation (U2AF1 or SF3B1 mutation) who have received ≤ 2 prior lines of treatment. In these subpopulations of evaluable patients (patients whose disease has been determined to be evaluable for objective response with baseline and post-treatment marrow assessments) treated with 300 mg BID, 2 of 3 patients with a

FLT3 mutation achieved a CR (Complete Response), and 2 of 3 patients with spliceosome mutation achieved a CR or CRh (Complete Response with Partial Hematologic Recovery). The duration of response for these patients ranged from 5.6 to 7.0 months.

“A significant unmet need remains for patients with AML and MDS with the majority of front-line patients relapsing with currently available treatment options,” said Dr. Reinhard von Roemeling, Senior Vice President of Clinical Development of Curis. “Emavusertib has the potential to be uniquely positioned as an addition to frontline therapy in combination with standard of care and also as a monotherapy in targeted R/R patient populations.”

About emavusertib (CA-4948)

Emavusertib is a triple target inhibitor (IRAK4, FLT3 and CLK). IRAK4 plays an essential role in the toll-like receptor (TLR) and interleukin-1 receptor (IL-1R) signaling pathways, which are frequently dysregulated in patients with cancer. TLRs and the IL-1R family signal through the adaptor protein MYD88, which results in the assembly and activation of IRAK4, initiating a signaling cascade that induces cytokine and survival factor expression mediated by the NF-κB protein complex. Preclinical studies targeting IRAK1/4 in combination with FLT3 have demonstrated the ability to overcome the adaptive resistance incurred when targeting FLT3 alone. Further, emavusertib has shown anti-tumor activity across a broad range of hematologic malignancies including monotherapy activity in patient-derived xenografts and synergy with both azacitidine and venetoclax.

About TakeAim Studies

TakeAim Leukemia Study (NCT04278768) – study is open for enrollment.
TakeAim Lymphoma Study (NCT03328078) – study is open for enrollment.

About Curis, Inc.

Curis is a biotechnology company focused development of emavusertib, a triple target inhibitor (IRAK4, FLT3 and CLK) for the treatment of hematologic malignancies. In 2015, Curis entered into a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-327, as well as the IRAK4 kinase inhibitor, emavusertib (CA-4948). Emavusertib is currently undergoing testing in the Phase 1/2 TakeAim Lymphoma study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma and other B cell malignancies, both as a monotherapy and in combination with BTK inhibitor ibrutinib, and the Phase 1/2 TakeAim Leukemia study in patients with acute myeloid leukemia and myelodysplastic syndrome, for which it has received Orphan Drug Designation from the U.S. Food and Drug Administration. In addition, Curis is engaged in a collaboration with ImmuNext for development of CI-8993, a monoclonal anti-VISTA antibody. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis's website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, any statements with respect to Curis's plans, strategies and objectives to resume and further patient enrollment in its TakeAim Leukemia study, initiate a front-line combination study of emavusertib with azacitidine and venetoclax, and provide updated data from such studies and clarification of a monotherapy registrational study design for its TakeAim Leukemia study, statements concerning product research, development, clinical trials and studies and commercialization plans, timelines, anticipated results or the therapeutic potential of drug candidates including any statements regarding the initiation, progression, expansion, use, safety, efficacy, dosage and potential benefits of emavusertib in clinical trials as a monotherapy and/or as a combination therapy, the progression, use and potential benefits of CI-8993, Curis's plans and timelines to provide preliminary, interim and/or additional data from its ongoing or planned clinical trials, its ability to further patient enrollment in its TakeAim Leukemia and TakeAim Lymphoma studies, any statements concerning Curis's expectations regarding its interactions with the FDA, statements with respect to mutations or potential biomarkers, and statements of assumptions underlying any of the foregoing. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "continue," "potential," "focus," "strategy," "mission," or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, the FDA may take further regulatory action with regard to Curis’s clinical trials. Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis's drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis's drug candidates may not be replicated in later trials. There can be no guarantee that the collaboration agreements with Aurigene and ImmuNext will continue for their full terms, or the CRADA with NCI, that Curis or its collaborators will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Regulatory authorities may determine to delay or restrict Genentech's and/or Roche's ability to continue to commercialize Erivedge in basal cell carcinoma. Competing drugs may be developed that are superior to Erivedge. In connection with its agreement with Oberland Capital, Curis faces risks relating to the transfer and encumbrance of certain royalty and royalty-related payments on commercial sales of Erivedge, including the risk that, in the event of a default by Curis or its wholly-owned subsidiary, Curis could lose all retained rights to future royalty and royalty-related payments, Curis could be required to repurchase such future royalty and royalty-related payments at a price that is a multiple of the payments it has received, and its ability to enter into future arrangements may be inhibited, all of which could have a material adverse effect on its business, financial condition and stock price. Curis will require substantial additional capital to fund its business. If it is not able to obtain sufficient funding, it will be forced to delay, reduce in scope or eliminate some of its research and development programs, including related clinical trials and operating expenses, potentially delaying the time to market for, or preventing the marketing of, any of its product candidates, which could adversely affect its business prospects and its ability to continue operations, and would have a negative impact on its financial condition and its ability to pursue its business strategies. Curis faces substantial competition. Curis and its collaborators face the risk of potential adverse decisions made by the FDA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent litigation and interference proceedings.

Unstable market and economic conditions, natural disasters, public health crises, political crises and other events outside of Curis's control could significantly disrupt its operations or the operations of third parties on which Curis depends and could adversely impact Curis's operating results and its ability to raise capital. Other important factors that may cause or contribute to actual results being materially different from those indicated by forward-looking statements include the factors set forth under the captions "Risk Factor Summary" and "Risk Factors" in our most recent Form 10-K and Form 10-Q, and the factors that are discussed in other filings that we periodically make with the Securities and Exchange Commission. In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

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Stephanie Ascher
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